UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2018

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33167	77-0632186
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3200 Guasti Road, Suite 100 Ontario, California	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 456-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement

Item 9.01 Financial Statements and Exhibits.

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2017, Kiwa Bio-Tech Products Group Corporation (“Kiwa” or the “Company”) announced that it had entered into a Convertible Loan Agreement (“Loan Agreement”) with Junwei Zheng wherein the lender agreed to advance of approximately US$ 4.5 million (RMB 30,000,000) under a Convertible Promissory Note. In fact, no funds were advanced by Mr. Zheng to the Company under the terms of the Loan Agreement and the Company does not expect that any funds will ever be so advanced. In lieu of the advance of funds under the Loan Agreement, Mr. Zheng purchased 1,000,000 shares of Company Common Stock at $1.00 per share and an additional 245,000 shares of Company Common Stock at $3.00 per share, for an aggregate investment of $1,735,000.

On November 22, 2017, the Company entered into a Common Stock Purchase Agreement with Yongtao Yu to purchase 3,000,000 shares of Company Common Stock for a total purchase price of $3,600,000 ($1.20 per share). In fact, only 1,000,000 shares of Company Common Stock were purchased by Mr. Yu under this agreement for a total purchase price of $1,200,000 ($1.20 per share).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2018

Kiwa Bio-Tech Products Group Corporation

/s/ Yvonne Wang
By:	Yvonne Wang
Title:	Chief Executive Officer